Registered with the Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors Two Hands Corporation We hereby consent to the use of our report dated April 1, 2019 (January 21, 2020 to reflect the retroactive effect of the reverse stock split as disclosed in Note 10), with respect to the consolidated financial statements of Two Hands Corporation, in its Form S-1, to be filed on or about January 21, 2020. We also consent to the reference of our firm under the caption “experts” in the prospectus.

/s/ Sadler Gibb & Associates, LLC
Salt Lake City, UT
January 21, 2020